EXHIBIT 10.2

(Convenience Translation)

AMENDMENT AGREEMENT NO. 1

TO THE

AMD FAB 36 COST PLUS REIMBURSEMENT AGREEMENT

dated 21 April 2004

between

AMD FAB 36 HOLDING GMBH

and

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

This AMENDMENT AGREEMENT NO. 1 TO THE AMD FAB 36 COST PLUS REIMBURSEMENT AGREEMENT DATED 21 APRIL 2004 is made between

AMD FAB 36 HOLDING GMBH

Wilschdorfer Landstr. 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36 Holding” -

and

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

Wilschdorfer Landstr. 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36” -

RECITALS

WHEREAS, AMD Fab 36 Holding and AMD Fab 36 are parties to the AMD Fab 36 Cost Plus Reimbursement Agreement dated 21 April 2004 (the “AMD Fab 36 Cost Plus Reimbursement Agreement”);

WHEREAS, the parties now wish to amend the AMD Fab 36 Cost Plus Reimbursement Agreement, particularly with respect to invoicing and payment in US-Dollar and the calculation of Total Costs;

NOW, THEREFORE, in consideration of the above, the parties hereto agree as follows:

ARTICLE I

Amendments to the AMD Fab 36 Cost Plus Reimbursement Agreement

Section 1.01. Amendment of the Applicable Percentage pursuant to Section 2.02 (b). The “Applicable Percentage” pursuant to Section 2.02 (b) shall be 115% instead of 110%.

Section 1.02. Amendment of Section 2.06 (a). Section 2.06 paragraph (a) of the AMD Fab 36 Cost Plus Reimbursement Agreement shall be deleted and replaced by the following:

“(a)	AMD Fab 36 Holding shall pay to AMD Fab 36 the Selling Price Per Wafer for all Products Shipped by AMD Fab 36 within 30 days after receipt of invoices denominated in Euro or US-Dollar from AMD Fab 36 in accordance with this Section 2.06. The invoice amount in US-Dollar results from the conversion of the in Euro calculated Total Costs to US-Dollar at the average rate of exchange as derived from Bloomberg and provided by SAP (or an equivalent accounting system) for the accounting Month. AMD Fab 36 shall be entitled to issue invoices to AMD Fab 36 Holding on a monthly basis. Payment for all other amounts due hereunder from either party (including any adjustment amount) shall be unconditionally due on or before the date specified in this Agreement for such amount”.

Section 1.03. Amendment of Section 2.07. Section 2.07 of the AMD Fab 36 Cost Plus Reimbursement Agreement shall be deleted and replaced by the following:

“Section 2.07. Method of Payment. Payments under this Agreement from AMD Fab 36 Holding to AMD Fab 36, if made other than by set-off permitted by Section 2.06, shall be deposited into an account of AMD Fab 36 at Dresdner Bank AG, Dresden Branch or such other account of AMD Fab 36 specified by AMD Fab 36 with the prior written consent of the Facility Agent (a copy of which consent shall be delivered by AMD Fab 36 to AMD Fab 36 Holding) with not less than 15 days written notice to AMD Fab 36 Holding, and all such payments shall be made in Euro, or in US-Dollar, or a combination of Euro and US-Dollar, in each case at the option of AMD Fab 36. Is the payment made in a currency deviating from the invoice currency, the relevant payment amount results from the conversion with the exchange rate of the invoicing according to Section 2.06 (a).”.

Section 1.04. Amendment of the Definition of Total Costs. Annex 1 paragraph (26) (Total Costs) sub-paragraph c) to the AMD Fab 36 Cost Plus Reimbursement Agreement shall be deleted and replaced by the following:

“(c)	Total Costs shall include all interest expense paid or accrued (owed) by AMD Fab 36, including all interest expense relating to loans to AMD Fab 36 from third parties. Total Costs shall not include any interest expense relating to loans to AMD Fab 36 from AMD Fab 36 Holding or AMD Inc. (“Intercompany Loans”); furthermore, Total Costs shall also include the profit shares of the silent partners who are not companies of the AMD group, including interest incurred on amounts on the profit netting accounts of these silent partners;”.

Furthermore, new sub-paragraphs (j) and (k) shall be added to Annex 1 of the AMD Fab 36 Cost Plus Reimbursement Agreement under the definition “(26) “Total Costs”:

“(j)	all amounts invoiced by AMD Saxony and AMD Inc. to AMD Fab 36 according to the Fab 36 Management Service Agreement shall be included in the Total Costs. The charge to AMD Fab 36 Holding shall, however, only amount to 100% of the amounts invoiced. The “Applicable Percentage” of 115% shall not be charged;

(k)	with respect to services rendered by AMD Fab 36 to affiliates which are invoiced at cost plus mark-up, the Total Costs shall not be reduced by this mark-up.”

The period at the end of sub-paragraph (i) shall be replaced by a semi-colon.

As a matter of clarification, the parties acknowledge that currency losses or profits incurred in connection with loans or other financial indebtedness denominated in a currency other than Euro are taken into account in determining the Total Costs already based upon the existing contractual provisions.

ARTICLE II

Miscellaneous

Section 2.01. This agreement is governed by the law of the Federal Republic of Germany. Application of the UN Convention on Contracts for the International Sale of Goods of 11 April 1980 is expressly excluded.

Section 2.02.

a) The parties shall endeavor to reach an amicable settlement of any dispute arising out of or in connection with this agreement and its implementation, including any question regarding its existence, validity, termination or its performance, or in connection with arrangements regarding the performance of this agreement.

b) If any party declares that a reasonable attempt at amicable settlement of a dispute mentioned in sub-section a) has failed, such dispute shall be finally resolved by arbitration, to the exclusion of the courts of regular jurisdiction, under the Rules of Arbitration (Schiedsgerichtsordnung) of the German Arbitration Board (“Deutsche Institution für Schiedsgerichtswesen e.V.”) , by three arbitrators. The place of arbitration shall be Dresden, Germany. The German Code of Civil Procedure shall apply where the Rules of Arbitration are silent.

c) The language to be used in the arbitration proceedings shall be German and all documents written in a language other than German shall be translated into the German language for the arbitration proceedings, unless otherwise decided by the parties to the arbitration proceedings.

d) The arbitral awards shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditure among the respective parties to the arbitration proceedings.

Section 2.03. The German version of this agreement shall be controlling.

Section 2.04. No modifications or amendments to this agreement shall be binding unless in writing. This requirement of written form may only be waived in writing.

Section 2.05. If present or future terms of this agreement are invalid or unenforceable in whole or in part or lose their validity or enforceability at a later date, this shall not affect the validity of the remaining provisions hereof. The same shall apply insofar as it transpires that there is a gap in this agreement. The invalid or unenforceable provision shall be replaced, or the gap filled, by a reasonable provision which, to the extent legally permissible, comes closest to what the contracting parties intended or would have intended in accordance with the meaning and purpose of this agreement, had they considered the point upon conclusion hereof. This also applies if the invalidity of a provision results from a degree of performance standardized hereunder (set period, date); in such cases a legally permissible degree of performance or time (set period, date), coming as close as possible to the intentions, shall replace what was agreed.

Section 2.06. In case of disputes arising among the parties hereto due to Sections 2.04 and 2.05 above, the arbitration tribunal (Section 2.02) shall be entitled to determine with binding force the provision which is to apply thereunder.

Section 2.07. All terms and conditions of the AMD Fab 36 Cost Plus Reimbursement Agreement other than those amended pursuant to Article I hereof shall remain unchanged.

Section 2.08. This agreement shall take effect as of 1 January 2006.

[Signature page to follow]

Dresden, September 22, 2006

/s/ Hans R. Deppe	/s/ Thomas M. McCoy
AMD Fab 36 Limited Liability	AMD Fab 36 Holding GmbH
Company & Co. KG, represented by	Thomas M. McCoy
AMD Fab 36 LLC	Managing Director
Dr. Hans-Raimund Deppe
Manager